INDEPENDENT AUDITOR'S CONSENT

We consent to the use in this Annual Report on Form 10-K of Double Eagle Petroleum And Mining Co. of our report dated October 18, 1996 relating to the financial statements of Double Eagle Petroleum And Mining Co. appearing in the Annual Report on Form 10-K.

                                  /s/  Hocker, Lovelett, Hargens & Yennie, P.C.

Casper, Wyoming
December 16, 1996